AMENDMENT TO THE DEBENTURE AGREEMENT

This amendment to the Debenture Agreement is made as of the _____day of October, 2005.

BETWEEN:

CARBIZ INC., a corporation existing under the laws of the Province of Ontario (the “Corporation”)

AND:

______________________________, an individual residing in the State of Florida, United States of America (the “Holder”)

                    WHEREAS, the Holder and Carbiz have entered into a Debenture Agreement (the “Original Debenture”) dated October 6, 2004;

                    AND WHEREAS, pursuant to the terms of the Original Debenture, the Maturity Date upon which the Principal Amount of the Debenture is to be repaid, if the common shares of Carbiz have not been listed and posted for trading on the United States Over-the-Counter Bulletin Board, is October 6, 2005;

                    AND WHEREAS, as it is unlikely that the common shares of Carbiz will be listed and posted for trading on the United States Over-the-Counter Bulletin Board prior to the Maturity Date, Carbiz and the Holder have agreed to extend the Maturity Date for a further six month period;

                    NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1.                 All capitalized terms herein shall have the meanings assigned in the Original Debenture unless otherwise stated;

2.                 Section 3.2 of the Original Debenture shall be deleted in its entirety and replaced with the following:

“Maturity. In the event that the Indebtedness has not been converted into Units as set out in Section 2.1 on or prior to the date that is one year and six months from the date hereof (the “Maturity Date”), then the Indebtedness and all accrued and unpaid interest shall be paid in cash on the Maturity Date and the Corporation’s obligations hereunder shall expire."

3.                 Except as set out herein, the Original Debenture shall otherwise remain unamended and in full force and effect.

4.                 Each party shall do all such further acts and execute and deliver all such further deeds and documents as may be reasonably required in order to give full effect to the intent expressed in this Agreement.

5.                 This Agreement and any document required to be signed by any or all of the parties to this Agreement may be so executed in counterpart and a complete set of counterpart execution pages shall be provided to each party and delivery of such counterparts may be effected by means of telecopier.

CARBIZ INC.	Name:

Per:	Per: